Exhibit 10.1

EXCLUSIVITY AND RIGHT OF FIRST OFFER AGREEMENT

THIS EXCLUSIVITY AND RIGHT OF FIRST OFFER AGREEMENT (this “Agreement”) is made and dated as of July 3, 2024 (the “Effective Date”), by and between TuHURA Biosciences, Inc., a Delaware corporation (“TuHURA”), and Kineta, Inc., a Delaware corporation (“Kineta”). TuHURA and Kineta may be referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Kineta is a clinical-stage biotechnology company that is engaged in a development program (the “Program”) relating to a product candidate referred to as KVA12123, which is an anti-VISTA antagonist (VISTA blocking) mAb immunotherapy to address tumor immunosuppression (the “Product”).

WHEREAS, TuHURA is a clinical stage immune-oncology company developing novel personalized cancer vaccine product candidates designed to overcome primary resistance to immunotherapies like checkpoint inhibitors, and TuHURA is considering a potential transaction (a “Potential Transaction”) involving the acquisition and/or licensure of the worldwide patents, patent rights, patent applications, product and development programs assets, technical and business information, and other rights and assets associated with and derived from the Product and Program (collectively, the “Program Assets”);

WHEREAS, TuHURA desires to conduct further due diligence on the Program, Product, and Program Assets in order to evaluate a Potential Transaction; and

WHERAS, in consideration of the Exclusivity Payment (as defined below) and the time, effort and expenses that TuHURA will expend investigating the Product, Program, and Program Assets and in connection with the negotiation, structuring, discussions, and preparation of definitive transaction documents, which the Parties expect would include the payment of additional consideration to Kineta by TuHURA, including, without limitation, cash, securities, pre- and post-regulatory milestone payments and royalties (the “Definitive Agreements”), related to the consummation of a Potential Transaction, Kineta desires to grant TuHURA exclusive access to all of Kineta’s information and personnel necessary to conduct its complete due diligence with respect to a Potential Transaction and to cooperate in all reasonable respects with TuHURA’s due diligence activities.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

AGREEMENT

1.
Exclusivity. During the period commencing as of the date hereof and continuing through the first to occur of (a) the execution of any Definitive Agreement with respect to a Potential Transaction by TuHURA or one or more of its affiliates and (b) 11:59 PM Eastern Time on October 1, 2024, but subject to extension pursuant to the last sentence of this Section 1 (the “Exclusivity

Period”), Kineta agrees that it shall not, and shall cause its affiliates and their respective officers, directors and representatives (collectively, the “Exclusivity Parties”) not to, directly or indirectly:
(a)
solicit, initiate, or knowingly facilitate or knowingly encourage (including without limitation by disclosure of non-public information) the initiation or submission of any expression of interest, inquiry, proposal, or offer from any person or entity (other than TuHURA), or take any other action with the intent to facilitate the efforts of, any third party other than TuHURA relating to (i) any possible agreement (whether binding or in principle) or other arrangement or transaction involving the sale, pledge, exchange, transfer, joint development, license, or disposition of any kind of all or any part of the Program Assets, (ii) the direct or indirect acquisition by a person or entity other than TuHURA of the Program Assets or exclusive license to use any portion of the Program Assets, (iii) any agreement, arrangement, or understanding entered into with the effect of delaying, terminating, preventing, or otherwise adversely affecting the consummation of a Potential Transaction or in any manner inconsistent with a Potential Transaction, or (iv) the sale of all or substantially of the equity interests of Kineta (each, a “Competing Transaction”);
(b)
engage or participate in any discussions or negotiations with, or provide any non-public information to, any person or group of persons (other than TuHURA) relating to or in connection with any Competing Transaction; or
(c)
authorize, execute, consummate or enter into any letter of intent, term sheet, agreement in principle, understanding, acquisition agreement, or other binding or non-binding commitment with respect to a Competing Transaction.

In the event that the Parties are engaged in good faith discussions regarding a Potential Transaction on the date on which the Exclusivity Period (or any renewal thereof) is scheduled to expire and TuHURA has not yet closed the transactions contemplated by that certain Agreement and Plan of Merger by and among TuHURA, Kintara Therapeutics, Inc. (“Kintara”) and Kayak Mergeco, Inc., a wholly-owned subsidiary of Kintara, then on such date the Exclusivity Period shall automatically renew for an additional ten (10) day period (a “Renewal Period”) (up to a total of two (2) Renewal Periods for an aggregate of twenty (20) days).

2.
Termination of Existing Discussions. Upon the execution of this Agreement, each of the Exclusivity Parties shall, and shall cause its respective representatives to, immediately cease until the end of the Exclusivity Period all existing discussions, communications or negotiations with any person or entity (other than TuHURA and its affiliates) relating to or that could reasonably be expected to lead to any Competing Transaction (except to advise such persons that a third party has been granted exclusive rights to negotiate concerning a potential strategic transaction, without identifying TuHURA). During the Exclusivity Period, Kineta agrees to immediately notify TuHURA if any of the Exclusivity Parties receive any indications of interest, requests for information, inquiries or offers in respect of a Competing Transaction, and will communicate to TuHURA in reasonable detail the terms of any such indication of interest, request, inquiry, or offer.
3.
Exclusivity Payment; Credit.
(a)
In consideration for Kineta’s compliance with its obligations set forth in this Agreement, TuHURA will pay to Kineta, by wire transfer of immediately available funds, a payment equal to Five Million Dollars ($5,000,000.00) (the “Exclusivity Payment”), of which TuHURA will pay Two Million Five Hundred Dollars ($2,500,000.00) on the Effective Date, and so long as Kineta is then in compliance with the terms and conditions of this Agreement and TuHURA has not notified Kineta in writing that TuHURA does not intend to pursue a Potential Transaction, the remaining Two Million Five Hundred Dollars ($2,500,000.00) will be paid by TuHURA on July 15, 2024. No later than two (2) business days after a Renewal Period has started (to be confirmed in writing by both Parties), TuHURA shall pay an additional One Hundred Fifty Thousand Dollars ($150,000.00) as an additional Exclusivity Payment, in an amount not to exceed Three Hundred Thousand Dollars ($300,000.00) for the two (2) available Renewal Periods contemplated by Section 2 above.
(b)
The Exclusivity Payment will be credited against the initial cash consideration that may be payable to Kineta pursuant to any Definitive Agreement (if any) between Kineta and TuHURA and/or its affiliates with respect to a Potential Transaction. If Kineta materially breaches any of its obligations, covenants, representations, or warranties set forth in this Agreement (whether before or after the Exclusivity Period), Kineta acknowledges and agrees that such Exclusivity Payment shall be promptly returned to TuHURA upon demand by TuHURA and this Agreement terminated without any further action by either Party; provided, however, that TuHURA will provide in writing to Kineta a notice of such potential material breach which shall include a reasonably detailed description of any such potential material breach, following which Kineta will have fifteen (15) days to cure such potential material breach, if capable of being cured, before this Agreement would be terminated and the Exclusivity Payment would be required to be returned pursuant to this section.
4.
Covenants; Negotiation of Definitive Agreements.
(c)
During the Exclusivity Period, Kineta shall: (i) operate in the ordinary course of business and in material compliance with all applicable federal, state and local laws, rules and regulations; (ii) actively continue the Program and its development of the Product in substantially the same manner as was being conducted immediately before the Effective Date and take the actions set forth in Exhibit A; (iii) maintain the Program Assets; (iv) maintain, in good and active standing, any and all licenses, approvals, permits, registrations, certifications, and consents from any governmental or regulatory body or agency or any third party as necessary for the operation of its business and the conduct of the Program and use, operation and possession of the Program Assets; (v) avoid the creation or attachment of any lien, encumbrance or pledge on any part of the Program Assets; (vi) do any act or knowingly omit to do any act whereby any of the Program Assets may become invalidated, abandoned, unenforceable, or otherwise diminished in value in any material respect; (vii) provide TuHURA and its representatives with full access to Kineta’s personnel, property and assets, and all books, records, work papers and other documents and information related to, derived from, or prepared in connection with the development of, the Product, Program, and Program Assets; (viii) furnish TuHURA and its representatives with such technical, scientific, clinical, financial, and operating data and other information related to the Product, Program, and Program Assets as they may reasonably request from time to time; (ix) respond in a reasonably complete manner and with reasonable promptness to reasonable questions and inquiries from TuHURA relating to the Product, Program, or Program Assets, (x) notify TuHURA in writing (which may be by email) with reasonable promptness of any material changes or developments relating to the Product, Program, or Program Assets, and (xi) refrain from (A)

commencing any case, proceeding, or other action seeking an order for relief as a debtor, reorganization, arrangement, adjustment, liquidation, dissolution, or composition of it or its debts under any state or federal law relating to bankruptcy, insolvency, reorganization, or relief of debtors, (B) seeking, consenting to, or not contesting the appointment of a receiver or trustee for itself or for all or any part of its property, and (C) making a general assignment for the benefit of its creditors, and (x) cause its management, advisors, representatives and designated staff to fully and promptly cooperate with TuHURA and its representatives in connection with the foregoing.
(d)
During the Exclusivity Period, upon the written request of TuHURA to proceed towards consummating a Potential Transaction, the Parties shall use good faith efforts to negotiate the terms and conditions of such Definitive Agreements as required to consummate a Potential Transaction upon commercially reasonable terms customary for the type of transaction contemplated, with a goal of executing such Definitive Agreements on or before the end of the Exclusivity Period, which such good faith efforts shall include, without limitation, (i) holding and participating in such good faith meetings and discussions, and engaging in such email communications and phone calls, as shall be reasonably requested by TuHURA (upon reasonable advance notice) in furtherance of consummating a Potential Transaction, and causing appropriate representatives and decisionmakers (with relevant knowledge and authority) of the respective Parties to participate in such meetings and communications, (ii) Kineta and its representatives responding with reasonable promptness to additional due diligence or information requests or questions regarding the Product, Program, Program Assets, and Potential Transaction and regarding the results of TuHURA’s due diligence and the Potential Transaction, (iii) responding with reasonable promptness to proposed transaction terms from the other Party, (iv) having such other internal discussions as may be necessary to advance the foregoing discussions and negotiations, and (v) Kineta using reasonable best efforts to cause its management, advisors, representatives and designated staff to fully and promptly cooperate with TuHURA and its representatives in connection with the foregoing. Notwithstanding the foregoing, TuHURA may at any time deliver written notice to Kineta that TuHURA no longer intends to proceed towards consummating a Potential Transaction, in which even event the obligations of the parties set forth in this paragraph shall terminate and, for the avoidance of doubt, the Exclusivity Payment will be considered fully paid to Kineta at such time so long as Kineta materially complied with the terms, provisions, and conditions hereof.
5.
Representations and Warranties of Kineta. As material inducement for TuHURA to enter into this Agreement, Kineta represents and warrants to TuHURA as follows:
(a)
Authorization. Kineta has the full power to enter into and perform its obligations under this Agreement. Such actions of Kineta have been duly authorized by all requisite action on the part of Kineta and no other corporate proceedings on the part of Kineta are necessary to approve this Agreement. This Agreement constitutes, and, when executed and delivered by Kineta, a legal, valid, and binding obligation of Kineta, enforceable against Kineta, in accordance with its terms.
(b)
No Conflicts. Neither Kineta nor any of the Exclusivity Parties are currently a party to or bound by any agreement, contract or understanding with respect to a Competing Transaction. None of the execution, delivery or performance of this Agreement by Kineta, nor the consummation or compliance of the obligations and covenants hereunder by Kineta with any of the provisions of this Agreement will violate, conflict or result in any breach of any contract or arrangement to which Kineta is a party to or is otherwise bound. The execution and performance of this Agreement by Kineta does not, and the consummation of its obligations contemplated hereby will not, conflict with, or result in any violation or breach of, or default that results in the creation of any pledge, claim, lien, charge, option, right of first refusal, encumbrance or security interest of any kind or nature whatsoever in or upon any of the Program Assets.
(c)
Title to Program Assets: Kineta exclusively owns and possesses the entire right, title and interest in and to the Program Assets, free and clear of any liens or encumbrances. Kineta has taken all commercially reasonable steps to preserve, maintain and protect the intellectual property and industrial property rights underlying the Program Assets.
6.
No Commitment. The Parties acknowledge that (a) neither Party will have any rights or any legally binding obligations with respect to a Potential Transaction (other than this Agreement) unless and until such Definitive Agreements have been executed and delivered by the Parties, and (b) nothing in this Agreement is intended to create any legally binding obligation on the part of either Party to enter into such Definitive Agreements or to consummate a Potential Transaction or any other transaction.
7.
Confidentiality; Disclosure. All information delivered by Kineta to TuHURA pursuant to this Agreement shall be treated by TuHURA as confidential information of Kineta pursuant to the confidentiality obligations set forth in that certain non-disclosure agreement, entered into the Parties on March 8, 2024 (the “Confidentiality Agreement”). Such confidentiality obligations shall survive any termination of this Agreement. The Parties shall mutually agree to the text of the initial press release and Kineta’s Form 8-K announcing the execution and delivery of this Agreement. Without limiting any party’s obligations under the Confidentiality Agreement, no Party shall, and no Party shall permit any of its subsidiaries or representatives to, issue any further press release(s) or otherwise make any public statement, announcement or disclosure regarding the transactions contemplated by this Agreement unless: (a) the other Party shall have approved such press release or disclosure in writing, such approval not to be unreasonably conditioned, withheld or delayed; or (b) such Party shall have determined in good faith, upon the advice of outside legal counsel, that such disclosure is required by applicable law and, to the extent practicable, before such press release or disclosure is issued or made, such Party advises the other Party of, and consults with the other Party regarding, the text of such press release or disclosure. Each Party may, without such consultation or consent, make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls and make internal announcements to employees, so long as any such statements are consistent with previous press releases, public disclosures or public statements made by the Parties in compliance with this Section 7.
8.
Indemnification. Kineta shall indemnify, defend, and hold harmless TuHURA and its affiliates, and its respective officers, directors, employees, agents, successors, and assigns, from and against any claims, judgment, damages, liabilities, settlements, losses, costs and expenses, including attorneys’ fees and disbursements, arising from or relating to any material breach or alleged breach by Kineta of its representations, warranties or other obligations hereunder.

9.
Compliance. Each Party is responsible for compliance with all applicable laws, rules, regulations, or ordinances which may relate to its activities and responsibilities under this Agreement, inclusive of, but not limited to, federal Anti-Kickback Statute, 42 U.S.C. § 1320a-7b.
10.
Notices. Any notice, consent or other communication required or permitted under this Agreement shall be in writing and shall be delivered (a) in person, (b) by a nationally recognized courier for overnight delivery service, or (c) by email or other electronic means, confirmed by telephone or return email (including an automated return receipt), to the persons indicated below. A notice or communication shall be deemed to have been effectively given (i) if in person, upon personal delivery to the Party to whom the notice is directed, (ii) if by nationally recognized courier, one business day after delivery to such courier, and (iii) if by email or other electronic means, when sent and confirmed by telephone or return email. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to Kineta:

7683 SE 27th Street, Suite 481

Mercer Island, WA 98040

Attention: Craig Philips

Email: cphilips@kineta.us

If to TuHURA:

10500 University Center Drive, Suite 110

Tampa, FL 3361

Attention: Dan Dearborn, Chief Financial Officer

Email: ddearborn@tuhurabio.com

Any Party hereto may change the address for receipt of communications by giving written notice to the other Party in accordance with this Section 9.

11.
Miscellaneous.
(e)
Cost. Each Party shall bear its own costs and expenses (including fees of counsel and outside advisors) in connection with the preparation, negotiation and execution of this Agreement (whether or not a Potential Transaction is consummated), in connection with the due diligence investigation and evaluation of a Potential Transaction, and in the negotiation of such Definitive Agreements (unless otherwise set forth in such Definitive Agreements).
(f)
Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.
(g)
Specific Performance. Each Party agrees that monetary damages will not be an adequate remedy for any breach of this Agreement and that a Party shall be entitled to equitable relief, including an injunction and specific performance, in the event of any breach or threatened breach of this Agreement, in addition to any other remedies available to such Party at law or in equity.
(h)
Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.
(i)
Entire Agreement. This Agreement constitutes the full and entire understanding and agreement between the Parties with regards to the subject matter hereof and supersede any prior oral or written understandings, agreements, promises and/or representations by or between the parties, which may have related to the subject matter hereof in any way.
(j)
Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any Party without the prior written consent of the other Party, and any such assignment or delegation without such prior written consent shall be null and void, provided that TuHURA may assign this Agreement upon written notice to Kineta without Kineta’s consent to any current or future parent company or affiliate of TuHURA. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.
(k)
Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by each Party.
(l)
Counterparts. This Agreement may be executed in any number of counterparts, any one of which need not contain the signatures of all Parties, but all of which counterparts when taken together will constitute one and the same agreement. This Agreement shall become effective when duly executed and delivered by each Party hereto. Counterpart signature pages to this Agreement may be delivered by facsimile or electronic delivery, including by email of a PDF signature page, and each such counterpart signature page will constitute an original for all purposes.
(m)
Governing Law; Venue. This Agreement shall be governed by the laws of the State of Delaware without giving effect to any choice of law or conflict of law provision or rule that would cause application of the laws of any jurisdiction other than the State of Delaware. EACH PARTY IRRECOVABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

[Signature page to follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

TUHURA BIOSCIENCES, INC.

By: /s/ James D. Bianco
Name: James D. Bianco
Title: Chief Executive Officer

KINETA, INC.

By: /s/ Craig Philips
Name: Craig Philips
Title: President

EXHIBIT A

CLINICAL TRIAL ACTIONS